Exhibit 99.1(A)(4)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares (as defined below).The offer (as defined below) is made solely by the Offer to Purchase, dated May 25, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares.  The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Notice of
Offer to Purchase for Cash
Up to
25,000,000 Shares of Common Stock
of
Wells Real Estate Investment Trust, Inc.
at
$9.00 NET PER SHARE
by
LEX-WIN ACQUISITION LLC

Lex-Win Acquisition LLC, a Delaware limited liability company (“Lex-Win”), is offering to purchase up to 25,000,000 shares of common stock, par value $0.01 per share (the “shares”), of Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), at $9.00 per share, net to the seller, in cash, without interest thereon (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of distributions, if any, declared or paid on or after May 25, 2007 from proceeds of capital transactions, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 25, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).  Tendering stockholders will not be charged brokerage fees or commissions on the purchase of shares by Lex-Win pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, JUNE 27, 2007, UNLESS THE OFFER IS EXTENDED.

Lex-Win is making the Offer in order to acquire an equity stake in the Company.  The Offer is not conditioned upon Lex-Win obtaining financing.  If Lex-Win purchases a significant number of the outstanding shares of the Company, it may be in a position to exert significant control over issues facing the Company by virtue of being able to vote in board of directors elections and on other matters requiring stockholder action.

For purposes of the Offer, Lex-Win will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn as, if and when Lex-Win gives oral or written notice to Mellon Investor Services LLC (the “Depositary”) of its acceptance for payment of such shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders whose shares have been accepted for payment.  Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, Lex-Win’s obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of shares pursuant to the Offer.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a Letter of Transmittal (as defined in the Offer to Purchase), properly completed and duly executed, with all required signature guarantees, (b) a separate assignment form required by the Company included in Lex-Win’s offering material, and (c) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when confirmations with respect to shares are actually received by the Depositary.  Under no circumstances will interest on the purchase price of the shares be paid by Lex-Win, regardless of any extension of the Offer or any delay in making such payment.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, Lex-Win expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s tender of shares.  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date (as defined in the Offer to Purchase).  Lex-Win will not provide a subsequent offering period following the expiration date.

Tenders of shares made pursuant to the Offer are irrevocable, except that shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date and, unless theretofore accepted for payment by Lex-Win pursuant to the Offer, may also be withdrawn at any time after July 24, 2007.

For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.  Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the names in which the shares to be withdrawn are registered.  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Lex-Win, in its sole discretion, which determination shall be final and binding.

If tendering stockholders tender more than the number of shares that Lex-Win seeks to purchase pursuant to the Offer to Purchase, Lex-Win will take into account the number of shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of shares tendered by each tendering stockholder during the period during which that Offer remains open.  If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, Lex-Win does not expect to announce the final results of proration or pay for any shares until at least five business days after the expiration date.  Preliminary results of proration will be announced by press release as promptly as practicable.

If a stockholder’s shares are accepted for payment pursuant to the Offer, the stockholder will generally recognize gain or loss measured by the difference between the cash received by the stockholder and the stockholder’s adjusted tax basis in the tendered shares.  Stockholders should review the description of U.S. federal income tax consequences contained in the Offer to Purchase and consult with their tax advisor when evaluating the Offer.

None of Lex-Win, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.  Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.  However, withdrawn shares may be retendered by following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the expiration date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Stockholders for the purpose of disseminating the Offer to Stockholders.  Upon compliance by the Company with such request, the Offer to Purchase and Letter of Transmittal and, if required, other relevant materials will be mailed at Lex-Win’s expense to record holders of shares, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at its telephone numbers set forth below. To obtain promptly copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials please call the Information Agent at one of the telephone numbers set forth below.  Such copies will be furnished at Lex-Win’s expense.  Lex-Win will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of shares pursuant to the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885

May 25, 2007